Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Armlogi Holding Corp.

We consent to the inclusion in the foregoing Registration Statement of Armlogi Holding Corp. and its subsidiaries (collectively the “Company”) on the Form S-1/A8 of our report dated on November 9, 2023, relating to our audits of the accompanying consolidated balance sheets of the Company as of June 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 15, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us